                           [LETTERHEAD OF SCOTIABANK]

                                                                  April 15, 1999

International Menu Solutions Inc.
c/o 620 Colby Drive
Waterloo, Ontario

Attention: M.A. Steele, President

Dear Sir:

      We confirm that subject to acceptance by you, The Bank of Nova Scotia (the "Bank") will make available to International Menu Solutions Inc. (the "Borrower"), credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet and Schedule "A".

      If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter to us by the close of business on April 23, 1999, after which date this offer will lapse.

                                                   Yours very truly,


    /s/ C.W. MacDonald                             /s/ M.J. Field

    C.W. MacDonald                                 M.J. Field
    Senior Account Manager                         Vice President & Manager

      The arrangements set out above and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:

                                             GUARANTORS


INTERNATIONAL MENU SOLUTIONS INC.            PRIME FOODS PROCESSING INC.
-----------------------------------          -----------------------------------
Name                                         Name

By: /s/ [ILLEGIBLE] President                By: /s/ [ILLEGIBLE] Director
-----------------------------------          -----------------------------------
Title:                                       Title:

Date:    April 16/99.                        Date:    April 16/99.
      ---------------------------                 ------------------------------

GUARANTORS (cont'd.)


TRANSCONTINENTAL GOURMET FOODS INC.          NORBAKCO LIMITED
-----------------------------------          -----------------------------------
Name                                         Name

By: /s/ [ILLEGIBLE] President                By: /s/ [ILLEGIBLE] Director
-----------------------------------          -----------------------------------
Title: Vice President & CEO                  Title: Vice President & CEO

Date:    April 16/99.                        Date:    April 16/99.
      ---------------------------                 ------------------------------

GUARANTORS (cont'd.)


1188980 ONTARIO INC.                         D.C. FOOD PROCESSING, INC./
O/A TASTY BATTERS / Tasty Selections Inc.    1005549 ONTARIO LIMITED
-----------------------------------------    -----------------------------------
Name                                         Name

By: /s/ [ILLEGIBLE] Director.                By:
-----------------------------------------    -----------------------------------
Title:                                       Title:

Date:      April 16/99.                      Date:
      ---------------------------                 ------------------------------

                              TERMS AND CONDITIONS

CREDIT NUMBER: 01                               AUTHORIZED AMOUNT:   $10,000,000
--------------------------------------------------------------------------------

TYPE

      Operating

PURPOSE

      General operating requirements

CURRENCY

      Canadian dollars

AVAILMENT

      The Borrower may avail the Credit by way of direct advances evidenced by Agreement re Operating Credit Line and/or Bankers' Acceptances in Canadian dollars in multiples of $500,000 (subject to a minimum availment amount of $500,000) and having terms of maturity of 30 to 180 days without grace.

INTEREST RATE

      The Bank's Prime Lending Rate from time to time, plus 1/2% per annum with interest payable monthly. (PRIME ON PORTION SECURED BY CASH OR TERM DEPOSIT)

      The Bank's Commercial Bankers' Acceptance Fee, (subject to revision at any time), plus 1% per annum, payable at the time of each acceptance.

REPAYMENT

      Advances are repayable on demand.

SPECIFIC SECURITY

      The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit:

            Authority to hold funds in the amount of $4,000,000.

            Agreement re Operating Credit Line.

            Bankers' Acceptance Agreement.

SPECIFIC CONDITIONS

      Until all debts and liabilities under the Credit have been discharged in full, the following conditions will apply in respect of the Credit:

            Operating loans are not to exceed at any time the aggregate of 80% of good quality accounts receivable plus cash security (with the requirement the first $4,000,000 availed has the benefit of cash security), excluding accounts over 90 days, accounts due by employees, offsets and inter-company accounts, less security interests or charges held by other parties and specific payables which have or may have priority over the Bank's security.

CREDIT NUMBER: 02                                AUTHORIZED AMOUNT:   $3,500,000
--------------------------------------------------------------------------------

TYPE

      364 Day Revolving Term

      This facility may be drawn down up to and including 364 days from acceptance hereof. The Borrower has the option, provided at least 60 days written notice has been provided, to extend the facility for a further 364 days, with such extension subject to no event of default having occurred and subject to Bank approval.

PURPOSE

      To finance sundry equipment

CURRENCY

      Canadian dollars

AVAILMENT

      The Borrower may avail the Credit by way of direct advances evidenced by Demand Promissory Notes.

INTEREST RATE

      The Bank's Prime Lending Rate from time to time, plus 1 1/4% per annum with interest payable monthly.

FEES

      A Standby Fee of 1/2% per annum on the daily unused portion of the Credit is payable monthly from the date of acceptance of this commitment. (BASED OR LESS THAN 75% UTILIZATION ANNUALLY)

DRAWDOWN

      Advances are to be made in minimum multiples of $250,000.

REPAYMENT

      Advances are repayable on demand.

PREPAYMENT

      Prepayment is permitted without penalty at any time in whole or in part.

SPECIFIC SECURITY

      The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit:

            Schedule "A" to the General Security Agreement covering the equipment purchased.

SPECIFIC CONDITIONS

      Prior to any drawdown, the Bank is to be satisfied with the quality, value and eligibility of all assets to be financed.

OPTIONAL AVAILMENTS WITHIN CREDIT NO. 2 ABOVE

      The Borrower has the following availment options under the Credit:

OPTION 1 - TERM PROMISSORY NOTES

      At any time during the 364 day period, provided no event of default exists, the Borrower may convert to a term facility the whole, or a portion of outstandings as follows:

      AMOUNT:           Minimum of $250,000 per note amount

      AVAILMENT:        By Term Promissory Note

      TERM:             Up to 5 years

      FLOATING RATE:    The Bank's Prime Lending Rate from time to time
                        plus 1 1/4% per annum with interest payable monthly.

      FIXED RATE:       The rate applicable to each advance will be set on the
                        date of conversion based upon the Bank's Base for Fixed
                        Rates plus 2% per annum, calculated and payable monthly.

REPAYMENT

      Each advance is repayable in up to 60 equal monthly installments of principal commencing within one month of each drawdown. The term of each advance is not to exceed 5 years and the amortization is not to exceed 5 years.

PREPAYMENT

      Floating Rate

      Prepayment is permitted without penalty at any time in whole or in part.

      Fixed Rate

      Prepayment of the loan in whole or in part is permitted at any time on payment of an amount equal to the greater of:

      i) three months simple interest at the rate applicable to the loan on the principal amount prepaid; and

      ii) the amount, if any, by which interest at the rate applicable to the loan exceeds interest at the prevailing rate at the time of prepayment calculated on the amount of the principal prepayment for the remaining term of the loan. The "prevailing rate at the time of prepayment" is defined as that rate at which the Bank would then lend to the Borrower, based on the same security, for the remaining term of the loan.

OPTION 2 - NON-REVOLVING (SCOTIA LEASING)

AMOUNT

      Minimum of $250,000 per Lease contract

AVAILMENT

      Lease Agreements/Conditional Sales Contract with appropriate supporting documentation.

INTEREST RATE

      Floating Rate

      The base payment applicable to each contract will be set on the commencement date of the contract based upon the Bank's Prime Lending Rate plus 1 1/4% per annum, calculated and payable monthly. The total periodic payment will be adjusted monthly with changes in the Bank's Prime Lending Rate.

      Fixed Rate

      The payment applicable to each contract will be set on the commencement date of the contract based on the published Scotia Leasing's Base Rate plus 2% per annum, calculated and payable monthly.

REPAYMENT

      Leases and/or conditional sale contracts are repayable in accordance with the terms and conditions of each respective lease or conditional sale contract. The maximum term of any such lease or conditional sale contract shall not exceed 60 months.

      At the end of the term to option, the lessee shall elect one of the following options:

      a.    purchase the equipment for not more than 20% of the original cost;

      b. allow a third party who has agreed with the Bank to purchase the equipment for not more than 20% of the original cost;

      c. rent the equipment for an additional term and revised rent payment to be authorized by the Bank.

PREPAYMENT

      Leases and/or conditional sale contracts are not cancellable, and no prepayments of principal are permitted.

SPECIFIC SECURITY

      The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit:

            Lease Agreement(s)/Conditional Sale Contract(s) covering equipment leased/financed, together with applicable supporting documentation.

            Comprehensive General Liability insurance for a minimum of $2,000,000 per occurrence with the Bank recorded as an additional named insured. All risks insurance covering the replacement value of the equipment with the Bank recorded as loss payee and additional named insured.

            Resolution of Directors authorizing leases.

            Progress Payment Agreement under which the Borrower may act on behalf of the Bank in the ordering and acquisition of equipment to be leased. The total cost of the equipment to be acquired under this agreement shall not exceed the amount of this credit.

SPECIFIC CONDITION

      Prior to any drawdown, the Bank is to be satisfied with the quality, value, and eligibility of all assets to be leased or financed.

NOTE: The aggregate of outstandings under advances payable on demand and Options
      1 and 2 is not to exceed $3,500,000 at any time.

ADDITIONAL FACILITY

      Subject to availability and execution of mutually satisfactory documentation the Borrower may enter into Forward Exchange Contracts with the Bank for maximum terms of up to one year.

      Maximum aggregate Forward Exchange Contracts outstanding at any one time are not to exceed $7,500,000 U.S. dollars.

GENERAL FEES

      An Application Fee of $20,000 has been paid, $15,000 of which is refundable if this offer is not accepted by the Borrower.

      A Commitment Fee of $30,000 is payable upon acceptance of this commitment.

CONDITIONS PRECEDENT

      Prior to any advances being made, the Bank is to be provided with the following in form and substance satisfactory to the Bank:

            Audited consolidated December 31, 1998 financial statements.

            Auditor prepared unconsolidated statements for the Borrower and all individual operating companies, identified as guarantors under "General Security" below.

            Evidence of compliance with all environmental and other regulatory requirements.

            Evidence of Year 2000 compliance.

            Evidence of a minimum of $8,000,000 additional equity by way of deeply subordinated debt and/or convertible debentures and/or common shares.

            Opening pro forma Balance Sheet to reflect additional capital/equity and impact of new acquisitions.

      Due diligence is to be to the Bank's satisfaction and will include receipt and review of the foregoing, but without limitation thereto should the Bank, at its sole discretion, require completion of due diligence with respect to any other area.

GENERAL SECURITY, TERMS AND CONDITIONS APPLICABLE TO ALL CREDITS

GENERAL SECURITY

      The following security, evidenced by documents in form satisfactory to the Bank providing for a first security interest on all assets and undertakings of the company, except for specific permitted encumbrances to be identified and agreed to by the Bank securing loans to other creditors, registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credits:

            General Assignment of Book Debts.

            General Security Agreement over all present and future personal property with appropriate insurance coverage, loss if any, payable to the Bank.

            Life Insurance in the face amount of $2,500,000 on the life of Michael Steele assigned to the Bank.

            Priority Agreement with Sub Debt/Debenture Lenders and Business Development Corporation giving the Bank priority over all assets except specific assets financed by other parties.

            Guarantees given by the following (with corporate seals and resolutions as applicable) in the amounts shown:

                  NAME                                            AMOUNT
                  ----                                            ------
                  Prime Foods Processing Inc.*                    Unlimited
                  Transcontinental Gourmet Foods Inc.*            Unlimited
                  Norbakco Limited**                              Unlimited
                  1188980 Ontario Inc. o/a Tasty Batters*         Unlimited
                  D.C. Food Processing Inc./
                    1005549 Ontario Limited*                      Unlimited

            To be secured by:

      * General Security Agreement over all present and future personal property with appropriate insurance coverage, loss if any, payable to the Bank.

      ** In the event of 100% ownership being acquired, the unlimited guarantee is to be secured by a General Security Agreement.

GENERAL CONDITIONS

      Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits:

            The ratio of Consolidated Debt (including deferred taxes) to Tangible Net Worth (TNW) is not to exceed 2:1.

            TNW is defined as the sum of share capital, earned and contributed surplus, postponed funds, deeply subordinated debt shall also include convertible debentures having maturities in excess of one year and convertible debentures less (i) amounts due from officers/affiliates, (ii) investments in affiliates, and (iii) intangible assets as defined by the Bank.

            The ratio of current assets to current liabilities is to be maintained at all times at 1.25:1 or better.

            Without the Bank's prior written consent (which will not be unreasonably withheld)

                  No dividends, withdrawals, bonuses, advances to shareholders, management or affiliates are permitted.

                  No change in ownership is permitted.

                  No mergers, acquisitions or change in the Borrower's line of business are permitted (other than acquisitions as now contemplated, namely, 1188980 Ontario Inc. t/a Tasty Batters, D.C. Food Processing Inc./1005549 Ontario Limited and remaining 41% of Norbakco Limited).

                  Cumulative capital expenditures are not to exceed $6,000,000 for the fiscal year ending December 31, 1999.

                  The Borrower will not grant or permit a Purchase Money Security Interest to any supplier or creditor.

                  Guarantees or other contingent liabilities are not to be entered into and assets are not to be further encumbered.

            The Borrower shall permit the Bank, or its agents, access, at all reasonable times, to all premises where the collateral covered by the Bank's security may be located and the Bank or its agents may inspect such collateral and all related documents and records.

            For ongoing Credit Risk management purposes, all operating accounts of the Borrower shall be maintained with the Bank as long as the Borrower has any operating line facilities with the Bank.

GENERAL BORROWER REPORTING CONDITIONS

      Until all debts and liabilities under the Credits have been discharged in full, the Borrower will provide the Bank with the following:

            Annual Audited Consolidated Financial Statements, within 120 days of the Borrower's fiscal year end, duly signed.

            Annual Prepared Unconsolidated Financial Statements for all operating and guarantor subsidiaries, within 120 days of the Borrower's fiscal year end, duly signed.

            Quarterly Consolidated and Unconsolidated Financial Statements within 60 days of period end.

            A Consolidated Statement of Security monthly, to include information on inventory, accounts receivable and accounts payable, within 20 days of period end.

            Quarterly Aged Listing of Receivables within 20 days of period end.

            Quarterly Aged Listing of Trade Accounts Payable within 20 days of period end.

                                   SCHEDULE A

                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                                 TO ALL CREDITS

      (In the event of a conflict, the terms and conditions of any lease agreement and/or conditional sale contract supersede the terms and conditions in this Schedule A with regard to such leases and/or conditional sale contracts).

Calculation and Payment of Interest

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

Interest on Overdue Interest

2. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

Calculation and Payment of Bankers' Acceptance Fee

3. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

Environment

4.    The Borrower agrees:

      (a) to obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

      (b) to allow the Bank access at all times to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower;

      (c) to notify the Bank from time to time of any business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of the Borrower in any material manner;

      (d) to notify the Bank of any proposed change in the use or occupation of the property of the Borrower prior to any change occurring;

      (e) to provide the Bank with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank from time to time.

      (f) to conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower fails to do so, the Bank may perform such activities; and

      (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank from time to time.

      If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c), (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower of the Bank's decision concerning the adverse change.

      If the Bank decides or is required to incur expenses in compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement.

Initial Drawdown

5. The right of the Borrower to obtain the initial drawdown under the Credit(s) is subject to the condition precedent that there shall not have been any material adverse changes in the financial condition or the environmental condition of the Borrower or any guarantor of the Borrower.

Periodic Review

6. The obligation of the Bank to make further advances or other accommodation available under any Credit(s) of the Borrower under which the indebtedness or liability of the Borrower is payable on demand, is subject to periodic review and to no adverse change occurring in the financial condition or the environmental condition of the Borrower or any guarantor.

Evidence of Indebtedness

7. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

Acceleration

8.    (a)   All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

      (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs:

            (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

            (ii) there is a breach by the Borrower or any guarantor of any other term or condition contained in this Commitment Letter or in any other agreement to which the Borrower and/or any guarantor and the Bank are parties;

            (iii) any default occurs under any security listed in this
                  Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower and/or any guarantor is a party;

            (iv) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any guarantor and, if instituted against the Borrower or any guarantor, are allowed against or consented to by the Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution;

            (v) a receiver is appointed over any property of the Borrower or any guarantor or any judgement or order or any process of any court becomes enforceable against the Borrower or any guarantor or any property of the Borrower or any guarantor or any creditor takes possession of any property of the Borrower or any guarantor;

            (vi) any course of action is undertaken by the Borrower or any guarantor or with respect to the Borrower or any guarantor which would result in the Borrower's or guarantor's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's or any guarantor's assets;

            (vii) any guarantee of indebtedness and liability under the Credit
                  Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

            (viii) any adverse change occurs in the financial condition of the
                   Borrower or any guarantor.

            (ix)   any adverse change occurs in the environmental condition of:

                  (A)   the Borrower or any guarantor of the Borrower; or

                  (B) any property, equipment, or business activities of the Borrower or any guarantor of the Borrower.

Costs

9. All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation and the enforcement thereof, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.